Exhibit 99.1

news release

Enbridge Energy Partners Declares Cash Distribution and

Reports 2005 Fourth Quarter Results

Houston, January 30, 2006 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.925 per unit payable February 14, 2006 to unitholders of record on February 7, 2006.  The Partnership also reported net income for the three months ended December 31, 2005 of $49.7 million, or $0.68 per unit, compared with net income of $41.6 million, or $0.61 per unit, for the fourth quarter of the prior year.

Adjusting for the impacts of noncash mark-to-market charges and a sale of nonstrategic midstream natural gas assets, the Partnership’s adjusted net income for the fourth quarter of 2005 was $36.9 million, or $0.48 per unit, down from $43.4 million, or $0.63 per unit, in fourth quarter 2004.  Adjusted EBITDA increased to $99.3 million in the fourth quarter of 2005 from $97.3 million in the same quarter last year.  The noncash mark-to-market charges arise from valuing certain of the Partnership’s hedging transactions that do not qualify for hedge accounting treatment under Statement of Financial Accounting Standard No. 133.  (See Non-GAAP Reconciliations section below.)

For full year 2005, adjusted net income was $143.7 million, or $1.92 per unit, compared with $141.4 million, or $2.12 per unit for full year 2004.  Unadjusted annual net income was $89.2 million, or $1.06 per unit, in 2005 and $138.2 million, or $2.06 per unit, in 2004.  (See Non-GAAP Reconciliations section below.)

Dan C. Tutcher, President of the Partnership’s management company and general partner, commented, “We made a number of accomplishments during the past year that are setting the stage for improved performance in future years.  Leading this list are the major Southern Access crude oil pipeline project that we commenced in December and the recently announced $530 million dollar project to expand and extend Partnership systems serving East Texas gas producers.  These strategic investments will be beneficial to our investors when they enter service and become long-term sources of distributable cash flow.  We believe the projects reflect our ability to work closely with customers and gather support for timely and cost-effective energy transportation solutions.”

“Operationally, we exited 2005 on a strong note.  As expected, Lakehead System crude oil deliveries surged upward during the fourth quarter and averaged 1.49 million barrels per day in December.  An array of new oil sands projects are scheduled for completion over the next few years, so we expect a reasonably strong growth trend to continue,” Tutcher added.  “Natural gas prices remained historically high and underpinned strong producer drilling programs that bolstered throughput on each of our principal systems.  The Mid-Continent and Gulf Coast region where we operate has abundant conventional gas reserves and technology has recently begun to unlock the potential of unconventional reserves.  Our long-term confidence in the region is buoyed by the fact that gas producers more than replaced production with additional proved reserves in 2005, and have done so in 10 of the previous 11 years.”

The Partnership also announced today that Mr. Tutcher, who has led Enbridge Energy Partners since May 2001, has announced that he plans to retire effective May 1, 2006.  At that time, Stephen J. J. Letwin, currently Group Vice President, Gas Strategy & Corporate Development for Enbridge Inc., will stand for election to the Board of the General Partner of Enbridge Energy Partners and assume overall responsibility for the Partnership and Enbridge Energy Management, L.L.C.  Terry McGill will become President of the General Partner of Enbridge Energy Partners, and along with Doug Krenz, President of Enbridge Offshore Gas Transmission Company, will report to Mr. Letwin, who as of May 1 becomes Executive Vice President, Gas Transportation and International for Enbridge Inc. and assumes responsibility for all aspects of Enbridge’s natural gas business.

The Partnership has been making steady progress on a large slate of internal growth projects and reported the following status:

•      As announced recently, the Partnership is undertaking a $530 million expansion of its East Texas natural gas system to accommodate growing producer supply in the region.  The expansion will provide a 700 MMcfd transmission line and associated facilities to deliver gas to Southeast Texas industrial and electric generation markets as well as interstate pipeline connections.

•      The Southern Access expansion of the Lakehead System commenced in December.  As currently specified, the $887 million (in 2005 dollars) project will increase delivery capacity into Chicago by 400,000 barrels per day by early 2009, with nearly half of this capacity available in early 2008.  A decision from the US Federal Energy Regulatory Commission on the tariff principles negotiated with shippers is expected by the end of March.

•      Enbridge Inc. is on pace to complete the reversal of its Spearhead Pipeline and commence deliveries to the crude oil distribution hub at Cushing, Oklahoma by early March.  Initial committed volumes are 60,000 barrels per day.  Spearhead will draw volumes from an interconnect with the Lakehead System near Chicago.

•      The North Texas Link is on schedule to provide a route for 100,000 MMBtu/d of gas produced in North Texas to access the Carthage Hub, commencing within the next few months.  The Partnership has a firm transportation commitment on an Atmos pipeline and is investing $20 million to tie this line upstream to its North Texas facilities and downstream to its East Texas transmission pipeline.

•      A number of projects, totaling approximately $180 million, are scheduled to add 350 MMcfd of processing capacity and 80 MMcfd of treating capacity to the Anadarko, East Texas and North Texas systems, over the next 15 months.

•      In December, the Partnership completed a $28 million project that added 2.3 million barrels of commercial crude oil storage to the Mid-Continent system terminal at Cushing.  Three additional projects have been approved to add 3.2 million barrels of merchant storage, at a cost of $53 million, for service in late 2006.

OUTLOOK FOR 2006

Enbridge Partners estimates that its operating income will increase to between $275 and $295 million in 2006 and that depreciation will be approximately $145 million.  Net income is estimated to increase to between $160 and $180 million for the year.  These estimates exclude any impact from noncash mark-to-market gains and losses under SFAS 133.

The estimates are premised on a significant number of assumptions made by the Partnership regarding operations in 2006.  The key assumptions include:  (a) average deliveries on the Lakehead System increasing to approximately 1.58 million barrels per day compared with 1.34 million barrels per day in 2005; (b) average volumes on the Partnership’s major natural gas systems increasing to approximately 2,519,000 MMBtu per day compared with 2,215,000 MMBtu per day in 2005; and (c) keep-whole natural gas processing contributing gross margin of between $5 and $20 million compared with $29 million in 2005.

For 2006, estimated capital expenditures total approximately $1 billion; comprised of initial investments in the East Texas ($340 million) and Southern Access ($190 million) expansions, as well as system enhancements ($430 million) and core maintenance activities ($45 million).

COMPARATIVE EARNINGS STATEMENT

(unaudited, dollars in millions except per unit amounts)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Segmented operating income:
• Liquids	$36.5	$35.3	$127.3	$139.1
• Natural Gas	41.8	31.0	110.5	98.1
• Marketing	(0.9)	(1.0)	(42.4)	3.6
• Corporate	(1.2)	(0.3)	(3.5)	(3.6)
Operating income	$76.2	$65.0	$191.9	$237.2
Interest expense	(28.1)	(22.6)	(107.7)	(88.4)
Rate Refunds	—	(1.6)	—	(13.6)
Interest and other income	1.6	0.8	5.0	3.0
Net income	$49.7	$41.6	$89.2	$138.2
Allocations to General Partner	(6.6)	(6.0)	(23.5)	(22.5)
Net income allocable to Limited Partners	$43.1	$35.6	$65.7	$115.7
Weighted average units (millions)	63.6	59.0	62.1	56.1
Net income per unit (dollars)	$0.68	$0.61	$1.06	$2.06

Liquids – Comparing year-over-year Liquids segment results for the fourth quarter, operating income increased $1.2 million to $36.5 million.  This was driven by a $7.1 million rise in operating revenue, which was primarily attributable to higher average tariffs on the three Liquids systems.  Also, Gulf of Mexico oil production shut in due to Hurricanes Katrina and Rita caused refinery procurement patterns to shift, which increased volumes for the Mid-Continent System.

These improvements were partially offset by an approximate 2 percent decline (31,000 barrels per day) in Lakehead System deliveries for the quarter as a whole.  At the start of the quarter, a series of refinery upsets in PADD II increased the amount of crude oil in storage across the system.  The stored crude oil will be delivered over the next few months.  Deliveries were increasing by the end of the quarter, principally due to supply restored through repair of an Alberta oil sands facility that was down for the first nine months of the year and from a 35,000 barrel per day oil sands plant expansion commissioned in September.  By the month of December, deliveries averaged 1.49 million barrels per day, the second highest level achieved in the last seven years.

Power costs were $2.8 million higher due to increased mill rates and changes in the crude type and pumping patterns on the system.  A $3.0 million increase in operating expenses included business develop costs for the Southern Access project, which were expensed prior to approval of the project by the Board of Directors of the General Partner, and higher workforce-related costs.  Deliveries for the three Liquids systems were as follows:

(thousand barrels per day)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Lakehead	1,399	1,430	1,339	1,422
Mid-Continent *	269	237	236	237
North Dakota	88	92	87	85
Total	1,756	1,759	1,662	1,744

* Mid-Continent results are for a full year in 2005, compared with 10 months in 2004.

Natural Gas – Year-over-year fourth quarter results for the Natural Gas segment saw a reduction of $6.6 million in adjusted operating income to $25.5 million (operating income is reconciled to adjusted operating income below):

(unaudited, dollars in millions)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Operating income	$41.8	$31.0	$110.5	$98.1
Noncash derivative fair value (gains) losses	(14.5)	1.1	8.1	1.1
Gain on sale of assets*	(18.1)	—	(18.1)	—
Settlement of financial instruments*	16.3	—	16.3	—
Adjusted operating income	$25.5	$32.1	$116.8	$99.2

* In conjunction with the sale of midstream assets that closed in December 2005, we settled associated financial instruments used to economically hedge production.

Operating revenue less cost of natural gas increased approximately $5.0 million, primarily due to 8 percent growth in average daily volumes on the major natural gas systems.  The throughput growth was due to additional wellhead supply contracts on the East Texas and Anadarko systems, in addition to the contribution from the North Texas gathering and processing assets acquired in January 2005.  The increase in contracts stemmed from strong drilling activity in the Anadarko Basin and East Texas Bossier trend.  New processing capacity on the Anadarko system and improved gas processing margins also contributed to the increase.  This increase was partially offset by lower margin due to the sale of nonstrategic midstream assets in December 2005 and plant downtime on our East Texas system.  These improvements were more than offset by a $9.4 million increase in operating costs.  The increase came from operating costs that are mostly variable with the higher volumes, increased workforce-related costs and incremental costs associated with the assets acquired in 2005.  Depreciation increased $3.0 million due to gas system facilities added since the end of 2004.  Average daily volumes for the major natural gas systems were:

(MMBtu per day)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
East Texas	914,000	772,000	860,000	676,000
Anadarko *	527,000	423,000	488,000	357,000
North Texas	269,000	192,000	265,000	192,000
South Texas	30,000	35,000	33,000	40,000
UTOS	90,000	195,000	158,000	219,000
Midla	82,000	96,000	106,000	103,000
AlaTenn	59,000	66,000	59,000	62,000
KPC	38,000	55,000	31,000	48,000
Bamagas	16,000	1,000	29,000	25,000
Other Major Intrastates *	148,000	186,000	186,000	176,000
Major Systems Total	2,173,000	2,021,000	2,215,000	1,898,000

* Anadarko includes Palo Duro volumes formerly included with Other Major Intrastates

Marketing – The Marketing segment reported adjusted operating income of $2.6 million in the fourth quarter, compared with a $0.3 million loss in the fourth quarter of 2004 (operating income is reconciled to adjusted operating income below):

(unaudited, dollars in millions)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Operating income	$(0.9)	$(1.0)	$(42.4)	$3.6
Noncash derivative fair value losses *	3.5	0.7	48.2	2.1
Adjusted operating income (loss)	$2.6	$(0.3)	$5.8	$5.7

* Excludes $2.1 million in cash losses recognized in second quarter 2005.

Supply disruptions in the Gulf of Mexico region caused by hurricanes Katrina and Rita created greater demand for natural gas from the onshore production areas that the Partnership serves, increasing the ability to optimize firm transportation contracts.

In recent quarters, the Marketing business has been challenged to maintain historic margins because strong growth in natural gas production has significantly absorbed delivery capacity into premium-priced downstream markets.  These physical constraints will be lessened as new infrastructure proposed by the Partnership and other transmission providers is completed.  The Partnership has also been acquiring new third-party firm transportation as capacity becomes available and is reviewing other options.  However, tightness in pipeline capacity is anticipated to remain an issue while transportation infrastructure is catching up with supply growth.

Partnership Financing – Comparing fourth quarter 2005 with the comparable quarter in 2004, interest expense increased by $5.5 million, to $28.1 million, due to higher interest rates and to additional debt incurred by the Partnership to finance recent acquisitions and system expansions.  Principally, these included the gathering and processing assets acquired in January 2005, the East Texas expansion, and construction of processing facilities on the Anadarko System.  Similarly, weighted average units outstanding increased to 63.6 from 59.0 million units, due to additional partners’ capital raised for the acquisitions and expansions.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.925 per share payable February 14, 2006 to shareholders of record on February 7, 2006.  The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date on February 2, 2006.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Tuesday, January 31, 2006.  Interested parties may watch the live webcast at the link provided below.  A replay will be available shortly afterward.  Presentation slides and condensed unaudited financial statements will be available at the link ahead of the web presentation.

EEP Earnings Release:  www.enbridgepartners.com/Q/

Alternate Webcast Link:  www.vcall.com/CEPage.asp?ID=99843

The audio portion of the presentation will be accessible by telephone at (416) 642-5212 and can be replayed until February 14 by calling (402) 220-7732 and entering code 4284251.  An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income is provided to illustrate trends in net income excluding the one-time impact of the sale of nonstrategic midstream natural gas assets and derivative fair value losses and gains that affect earnings but do not impact cash flow.  These noncash losses and gains result from marking-to-market certain financial derivatives used by the Partnership for hedging purposes that, nevertheless, do not qualify for hedge accounting treatment as prescribed by Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

(unaudited, dollars in millions except per unit amounts)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net income	$49.7	$41.6	$89.2	$138.2
Noncash derivative fair value (gains) losses
• Natural Gas	(14.5)	1.1	8.1	1.1
• Marketing *	3.5	0.7	48.2	2.1
Sale of assets
Gain on sale of assets	(18.1)	—	(18.1)	—
Settlement of financial instruments	16.3	—	16.3	—
Adjusted net income	36.9	43.4	143.7	141.4
Allocations to General Partner	(6.2)	(6.0)	(24.6)	(22.5)
Adjusted net income allocable to Limited Partners	30.7	37.4	119.1	118.9
Weighted average units (millions)	63.6	59.0	62.1	56.1
Adjusted net income per unit (dollars)	$0.48	$0.63	$1.92	$2.12

* Excludes $2.1 million in cash losses recognized in second quarter 2005.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders.  The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized by generally accepted accounting principles.

(unaudited, dollars in millions)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net cash provided by operating activities	$58.9	$19.5	$267.1	$245.4
Changes in operating assets and liabilities, net of cash acquired	(4.2)	55.4	0.3	14.9
Interest expense	28.1	22.6	107.7	88.4
Settlement of financial instruments (1)	16.3	—	16.3	—
Other (2)	0.2	(0.2)	(1.8)	1.6
Adjusted EBITDA	$99.3	$97.3	$389.6	$350.3

(1) In conjunction with the sale of midstream assets that closed in December 2005, we settled associated financial instruments used to economically hedge its production.

(2) Includes $2.1 million in cash losses recognized in second quarter 2005.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements include (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) changes in or challenges to Enbridge Partners’ tariff rates; (3) Enbridge Partners’ ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into its existing operations; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) changes in laws or regulations to which Enbridge Partners is subject; (6) the effects of competition, in particular, by other pipeline systems; (7) hazards and operating risks that may not be covered fully by insurance; (8) the condition of the capital markets in the United States; (9) loss of key personnel; and (10) the political and economic stability of the oil producing nations of the world.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States.  Its principal crude oil system delivers crude oil received primarily from western Canada to refining centers in the U.S. Midwest, accounting for approximately 10 percent of total U.S. crude oil imports, and to Ontario, Canada.  The Partnership’s natural gas gathering, treating, processing and transmission assets are principally onshore systems located in the active U.S. Mid-Continent and Gulf Coast regions.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its principal asset is an approximate 18 percent interest in the Partnership.  Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 11 percent effective interest in the Partnership.

Investor Relations Contact:	Media Contact:
Tracy Barker	Denise Hamsher
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2089
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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